COMMUNITY CAPITAL BANK STOCKHOLDERS APPROVE
ACQUISITION BY CARVER BANCORP, INC.

NEW YORK, June 29, 2006— Carver Bancorp, Inc. (the “Company” or “Carver”) (AMEX: CNY), the holding company for Carver Federal Savings Bank, and Community Capital Bank, a Brooklyn-based community bank and leader in providing credit to minority- and women-owned small businesses, announced that Community Capital’s stockholders overwhelmingly approved their transaction today at an Annual and Special Meeting of Stockholders. On April 6, 2006, Carver and Community Capital announced that they entered into a definitive agreement whereby Carver would acquire Community Capital for approximately $11.1 million, or $40.00 per Community Capital share, in cash.

Deborah C. Wright, Chairman and CEO of Carver, said: “We are delighted that the stockholders of Community Capital Bank have approved this transaction and are excited about the prospect of moving forward to its completion. By combining Community Capital’s award-winning small business lending unit with Carver’s commercial real estate and residential lending arms, we will create a comprehensive lending platform, positioning Carver to accelerate its growth while providing Carver and Community Capital customers with expanded service.”

Community Capital Bank President & CEO Charles F. Koehler, said: “Both Carver and Community Capital are distinctive in their ability to meet the needs of their customers and neighborhoods with personal attention. We look forward to working together to build upon our mutual commitment to true community banking.”

The transaction is subject to regulatory approval and is currently expected to close by September 30, 2006.

As part of the initial transaction announcement on April 6, Carver noted its intention to retain both its thrift charter and Community Capital’s commercial banking charter. Since then, Carver has determined that it will not retain Community Capital’s commercial bank charter, but has instead applied to the New York State Banking Department for a limited purpose commercial charter. Among other things, the limited purpose commercial charter will allow Carver to market to New York State municipalities for deposits, a market currently unavailable to thrifts in New York State. This structure will enable Carver to maintain and expand service to Community Capital’s customer base and enter into new commercial banking and commercial lending activities with significant growth potential.

With assets of approximately $800 million following the combination, the transaction reinforces Carver’s position as the nation’s largest African- and Caribbean-American operated bank. The combined organization will have 10 branches located in New York City’s Harlem, downtown Brooklyn, Bedford-Stuyvesant, Crown Heights, Fort Greene, Jamaica, St. Albans and Sunset Park neighborhoods.

About Carver Bancorp, Inc.
Carver Bancorp, Inc., the largest African- and Caribbean-American operated bank in the United States, is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank originally chartered in 1948. Carver became a public company in 1996. Carver had $661 million in assets and $49 million of total stockholders’ equity as of March 31, 2006. Carver has approximately 120 employees. For more information about Carver Federal Savings Bank, please visit www.carverbank.com.

About Community Capital Bank
Community Capital Bank, headquartered in downtown Brooklyn, provides banking services to individuals, nonprofits, developers of affordable housing, real estate entrepreneurs, construction firms, and small businesses in all five boroughs of New York City. Community Capital Bank operates two full-service branches at 111 Livingston Street in downtown Brooklyn, and at 140 58th Street at the Brooklyn Army Terminal in Sunset Park. Community Capital Bank has approximately 40 employees. For information about Community Capital Bank, please visit www.communitycapitalbank.com.

For Additional Information, Contact:

William Gray	David Lilly	Charles F. Koehler
Chief Financial Officer	Joseph Kuo	President & Chief Executive Officer
Carver Federal Saving Bank	Kekst and Company	Community Capital Bank
(212) 360-8840	(212) 521-4800	(718) 802-1212
(Carver Investor Relations)	(Carver Media Relations)

This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between Carver and Community Capital, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger and (ii) Carver's and Community Capital's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Carver and Community Capital may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of Community Capital may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) difficulties associated with achieving expected future financial results; (10) competition from other financial services companies in Carver's and Community Capital's markets; and (11) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Carver's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission ("SEC") and available at the SEC's Internet site (http://www.sec.gov). Any or all of the forward-looking statements in this release and in any other public statements made by Carver may turn out to be wrong. They can be affected by inaccurate assumptions Carver might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Carver does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

# # # # #